EXHIBIT 11

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES

Computation of Per Share Earnings
(In thousands, except per share amounts)
(unaudited)

	December 31, 2002	December 31, 2001	December 31, 2000
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Basic:
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Income (loss) from continuing operations, net of taxes	$2,388	$(1,930)	$(2,933)
Income (loss) from discontinued operations, net of taxes	849	(1,062)	422
Gain on sale of discontinued operations, net of taxes	-	-	22,799
Cumulative effect of accounting change, net of taxes	(2,655)	-	-
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Net income (loss)	$582	$(2,992)	$20,288
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Weighted average number of shares outstanding for the Period	9,589	9,256	9,895
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Income (loss) per share for continuing operations	$0.25	$(0.21)	$(0.30)
Income (loss) per share for discontinued operations	0.09	(0.11)	0.04
Gain (loss) gain per share for sale of discontinued operations	-	-	2.30
Cumulative effect of accounting change, net of taxes	(0.28)	-	-
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Net income (loss) per share	$0.06	$(0.32)	$2.04
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Dilutive:
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Income (loss) income from continuing operations, net of taxes	$2,388	$(1,930)	$(2,933)
Income (loss) from discontinued operations, net of taxes	849	(1,062)	422
Gain on sale of discontinued operations, net of taxes	-	-	22,799
Cumulative effect of accounting change, net of taxes	(2,655)	-	-
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Net income (loss)	$582	$(2,992)	$20,288
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Weighted average, number of shares outstanding during the Period	9,589	9,256	9,895
Effect of dilutive common equivalent shares	144	-	-
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Weighted average shares and common equivalent shares for dilutive earnings per share	9,733	9,256	9,895
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Income (loss) income per share for continuing operations	$0.25	$(0.21)	$(0.30)
Income (loss) income per share for discontinued operations	0.09	(0.11)	0.04
Gain per share for sale of discontinued operations	-	-	2.30
Cumulative effect of accounting change, net of taxes	(0.28)	-	-
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Net income (loss) per share	$0.06	$(0.32)	$2.04
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All per share figures and shares outstanding have been restated for all common stock dividends paid.